CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to 5,000,000 shares of bioMetrx Technologies, Inc. common stock of our report dated August 11, 2005 on the financial statements of bioMetrx Technologies, Inc. appearing in the Current Report on Form 8-K/A of Marketshare Recovery, Inc. as originally filed August 31, 2005.

WOLINETZ, LAFAZAN & COMPANY, P.C.

Rockville Centre, New York
December 22, 2005